AMENDMENT TO DEFERRED COMPENSATION PLAN
                     FOR KEY EMPLOYEES EFFECTIVE JULY, 1999


The Company's Deferred Compensation Plan for Key Employees was amended effective July, 1999, to incorporate the following features:

The ability to defer up to 75% of base salary in addition to annual bonus awards

The  Plan  permits  the  following  alternate  deferral  periods:

-     Year  following  deferral
-     At  least  3  years  following  deferral  at  a  fixed  future  date
-     At  retirement

Available investment funds expanded to include the funds mirroring the returns realized on the investment funds offered by Vanguard in the qualified Savings Investment Plan. The Equity Option was renamed the "Ralston Purina Equity Fund" and the Variable Interest Account became the "Prime Rate Fund."

Unrestricted account balances can be transferred daily through the Internet or Interactive Voice Response (I.V.R.) using the Company's outside record keeper. (Company equity match balances are frozen until retirement.)

Payment options expanded to permit 5 or 10-year annual installment payments in addition to the former lump-sum payment alternative.

The acceleration of payment provisions, that apply when there is a failure to cure a default in the Company's obligation to fund the Grantor trust, will only apply to amounts deferred under the Ralston Purina Equity Fund, the Prime Rate Fund and the Measurement Fund Options.